Exhibit 99.1

ABIOMED ANNOUNCES Q4 FY 2018 REVENUE OF $174 MILLION, UP 40%, AND TOTAL YEAR

REVENUE OF $594 MILLION, UP 33%, OVER PRIOR YEAR

-         Total Year Operating Income was $157.1 Million, up 74% Over Prior Year

DANVERS, MA. — May 3, 2018 – ABIOMED, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart recovery and support technologies, today reported fourth quarter fiscal 2018 revenue of $174.4 million, an increase of 40% compared to revenue of $124.7 million for the same period of fiscal 2017. For fiscal year 2018, total revenue was $593.7 million, up 33% compared to revenue of $445.3 million and operating income was $157.1 million, up 74% compared to operating income of $90.1 million in fiscal year 2017.

Recent financial and operating highlights include:

•	Worldwide Impella® heart pump revenue for the quarter totaled $168.3 million, an increase of 42% compared to revenue of $118.9 million during the same period of the prior fiscal year. Full year worldwide Impella heart pump revenue totaled $570.9 million for fiscal 2018, an increase of 35% compared to revenue of $423.7 million for the prior year.

•	U.S. Impella heart pump revenue for the quarter totaled $146.2 million, an increase of 35% compared to revenue of $108.2 million during the same period in the prior fiscal year with U.S. patient usage of the Impella heart pumps up 35%. Full year U.S. Impella revenue totaled $505.1 million, up 30% compared to $387.5 million in the prior fiscal year with U.S. patient usage of the Impella heart pumps up 32%.

•	Outside the U.S., fourth quarter revenue from Impella heart pumps totaled $22.1 million and was up 107% over prior year, predominantly from Germany, which recorded $15.0 million, up 95% over prior year. Full year revenue from Impella heart pumps outside of the U.S. totaled $65.7 million and was up 81% year over year, predominantly from Germany, which recorded $45.2 million, up 70%. Additionally, the Company began its commercial launch in Japan in September and recorded $2.9 million in revenue for the fiscal year 2018.

•	Gross margin for fourth quarter 2018 was 82.7% compared to 84.6% in the fourth quarter of prior fiscal year. For the full fiscal year 2018, gross margin was 83.4% compared to 84.1% in the prior year.

•	Operating income for the fourth quarter was $47.6 million, or 27.3% operating margin, compared to $29.0 million, or 23.3% operating margin in the prior year. For the full fiscal year 2018, operating income was $157.1 million, or 26.5% of revenue, compared to $90.1 million, or 20.2% of revenue in the prior fiscal year.

•	Fourth quarter fiscal 2018 GAAP net income was $36.8 million or $0.80 per diluted share compared to $14.9 million or $0.33 per diluted share for the prior fiscal year. Full fiscal year 2018 GAAP net income was $112.2 million or $2.45 per diluted share compared to $52.1 million or $1.17 per diluted share for the prior fiscal year.

•	The Company generated $49.1 million in cash, cash equivalents and marketable securities in the fourth quarter of fiscal 2018, bringing the total to $399.8 million as of March 31, 2018. The Company currently has no debt.

•	On February 13, 2018, the Company received approval for an expanded FDA indication for cardiomyopathy, including peripartum cardiomyopathy and myocarditis, with cardiogenic shock and announced Abiomed’s Women’s Initiative for Heart Recovery.

•	On February 14, 2018, the Company received approval for an expanded FDA indication for high risk percutaneous coronary intervention (PCI) procedures for severely complex patients with mild, moderate and severely depressed ejection fraction.

•	On March 30, 2018, the Company appointed new Vice President and Chief Financial Officer Todd A. Trapp.

•	On April 2, 2018, the Company received FDA approval for Impella CP® with SmartAssist™ and Optical Sensor.

•	On April 4, 2018, the Company announced European Approval (CE Marking) for Impella 5.5™ and first patient treated at University Heart Center Hamburg in Germany.

“Abiomed delivered another record quarter and fiscal year. I am proud of our Patients First execution and operational discipline from research to manufacturing to customer support. We earned multiple global regulatory approvals in the US, Germany and Japan on new products, new indications and reimbursement,” said Michael R. Minogue, Chairman, President and Chief Executive Officer, ABIOMED, Inc. “Fiscal 2019 is positioned to be another outstanding year and we appreciate the investment from our shareholders. I am also grateful to the dedicated employees and customers that have enabled us to serve our patients and achieve our corporate goals around heart recovery.”

FISCAL YEAR 2019 OUTLOOK

The Company is giving its fiscal year 2019 guidance for total revenues to be in the range of $740 million to $770 million, an increase of 25% to 30% over the prior year. The Company is also giving its fiscal year 2019 guidance for GAAP operating margin to be in the range of 28% to 30%.

EARNINGS CONFERENCE CALL DETAILS

The Company will host a conference call to discuss the results at 8 a.m. ET on Thursday, May 3, 2018. The conference call releasing full quarterly results will be hosted by Michael R. Minogue, Chairman, President and Chief Executive Officer and Todd A. Trapp, Vice President and Chief Financial Officer.

To listen to the call live, please tune into the webcast via http://investor.abiomed.com or dial (855) 212-2361; the international number is (678) 809-1538. A replay of this conference call will be available beginning at 11 a.m. ET May 3, 2018 through 11:00 a.m. ET on May 10, 2018. The replay phone number is (855) 859-2056; the international number is (404) 537-3406. The replay access code is 448 8806.

The ABIOMED logo, ABIOMED, IMPELLA, IMPELLA 2.5, IMPELLA 5.0, IMPELLA LD, IMPELLA CP, IMPELLA RP, IMPELLA BTR, IMPELLA 5.5, and IMPELLA ECP are registered marks or trademarks of ABIOMED, Inc., and are registered in the U.S. and certain foreign countries. AB5000 and cVAD REGISTRY, Recovering hearts. Saving lives. are trademarks of ABIOMED, Inc.

ABOUT ABIOMED

Based in Danvers, Massachusetts, ABIOMED, Inc. is a leading provider of medical devices that provide circulatory support. Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information, please visit: www.abiomed.com

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, including statements regarding development of ABIOMED’s existing and new products, the Company’s progress toward commercial growth, and future opportunities and expected regulatory approvals. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, including the potential for future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, litigation matters, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

For further information please contact:

Ingrid Goldberg,

Director, Investor Relations

978-646-1590

ir@abiomed.com

Abiomed, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share data)

	March 31, 2018	March 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$42,975	$39,040
Short-term marketable securities	319,274	190,908
Accounts receivable, net	70,010	54,055
Inventories	50,204	34,931
Prepaid expenses and other current assets	11,808	8,024

Total current assets	494,271	326,958
Long-term marketable securities	37,502	47,143
Property and equipment, net	117,167	87,777
Goodwill	35,808	31,045
In-process research and development	16,705	14,482
Long-term deferred tax assets, net	70,746	34,723
Other assets	14,176	8,286

Total assets	$786,375	$550,414

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,565	$20,620
Accrued expenses	46,147	37,703
Deferred revenue	14,970	10,495
Current portion of capital lease obligation	—	799

Total current liabilities	84,682	69,617
Other long-term liabilities	776	3,251
Contingent consideration	10,490	9,153
Long-term deferred tax liabilities	903	783
Capital lease obligation, net of current portion	—	15,539

Total liabilities	96,851	98,343

Commitments and contingencies
Stockholders’ equity:
Class B Preferred Stock, $.01 par value	—	—
Authorized - 1,000,000 shares; Issued and outstanding - none
Common stock, $.01 par value	444	437
Authorized - 100,000,000 shares; Issued - 46,100,649 shares at March 31, 2018 and 45,249,281 shares at March 31, 2017;
Outstanding - 44,375,337 shares at March 31, 2018 and 43,673,286 shares at March 31, 2017
Additional paid in capital	619,905	565,962
Retained earnings (Accumulated deficit)	140,457	(46,959)
Treasury stock at cost - 1,725,312 shares at March 31, 2018 and 1,575,995 shares at March 31, 2017	(67,078)	(46,763)
Accumulated other comprehensive loss	(4,204)	(20,606)

Total stockholders’ equity	689,524	452,071

Total liabilities and stockholders’ equity	$786,375	$550,414

Abiomed, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,		Fiscal Years Ended March 31,

	2018	2017	2018	2017
Revenue	$174,436	$124,680	$593,749	$445,304
Costs and expenses:
Cost of revenue	30,098	19,261	98,581	70,627
Research and development	21,270	16,325	75,297	66,386
Selling, general and administrative	75,501	60,100	262,734	218,153

	126,869	95,686	436,612	355,166

Income from operations	47,567	28,994	157,137	90,138

Other income:
Investment income, net	1,303	486	3,688	1,554
Other (expense) income, net	(363)	(124)	(388)	(349)

	940	362	3,300	1,205

Income before income taxes	48,507	29,356	160,437	91,343
Income tax provision	11,660	14,457	48,267	39,227

Net income	$36,847	$14,899	$112,170	$52,116

Basic net income per share	$0.83	$0.34	$2.54	$1.21
Basic weighted average shares outstanding	44,320	43,579	44,153	43,238
Diluted net income per share	$0.80	$0.33	$2.45	$1.17
Diluted weighted average shares outstanding	46,141	44,924	45,849	44,658